Exhibit 99.1

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Drug Discovery, Development and Commercialization

We are substantially dependent upon the success of TH-302, which is our only product candidate in clinical development. If we and Merck KGaA are unable to successfully develop and obtain regulatory approval for TH-302, our ability to generate revenue from product sales will be significantly delayed.

We have focused our development activities on TH-302, and we do not presently have any other compounds in clinical development. Substantially all of our efforts and expenditures over the next few years are expected to be devoted to TH-302. Accordingly, our future prospects are substantially dependent on the successful development, regulatory approval and commercialization of TH-302. In addition, in February 2012, we entered into a global license and co-development agreement for TH-302 with Merck KGaA, with an option to co-commercialize in the United States. The success of this collaboration and the activities of Merck KGaA will significantly impact the development and potential commercialization of TH-302. In addition, TH-302 is not expected to be commercially available in the near term, if at all. Further, the commercial success of TH-302 will depend upon its acceptance by physicians, patients, third-party payors and other key decision-makers as a therapeutic and cost-effective alternative to currently available products. If we and Merck KGaA are unable to successfully develop, obtain regulatory approval for and commercialize TH-302, our ability to generate revenue from product sales will be significantly delayed and our business would be materially and adversely affected, and we may not be able to earn sufficient revenues to continue as a going concern.

In addition, the failure of TH-302 to achieve successful clinical trial endpoints, delays in clinical trial enrollment or events or in the clinical development of TH-302 generally, unanticipated adverse side effects related to TH-302 or any other adverse developments or information related to TH-302 would significantly harm our business, our prospects and the value of our common stock. TH-302 is currently the subject of two ongoing pivotal Phase 3 clinical trials being conducted under special protocol assessments, or SPAs, with the U.S. Food and Drug Administration, or the FDA: the “406 trial” evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the MAESTRO trial of TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma, being conducted by Merck KGaA. There is no guarantee that the results of either of the ongoing Phase 3 clinical trials will be positive. Negative or inconclusive results in either of the Phase 3 clinical trials could cause the FDA to require that we repeat such trial or conduct additional clinical trials. Even if we believe that the data from required Phase 3 clinical trials are positive, the FDA could require additional trials or other testing before approving TH-302 for marketing. In this regard, the FDA has substantial discretion in the approval process and may refuse to approve any application or decide that our or Merck KGaA’s data are insufficient for approval and require additional preclinical, clinical or other studies. Varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of TH-302. The FDA could also require additional studies or trials to satisfy particular safety concerns noted in our or Merck KGaA’s preclinical or clinical testing. Even if the FDA or other regulatory agency approves TH-302, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose ongoing commitments or requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval. We and Merck KGaA will need to obtain regulatory approval from authorities in foreign countries to market TH-302 in those countries.

Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. If we or Merck KGaA fail to obtain approvals from foreign jurisdictions, the geographic market for TH-302 would be limited.

Although we have obtained an agreement with the FDA on an SPA for our pivotal Phase 3 clinical trial of TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma and Merck KGaA has obtained an agreement with the FDA on an SPA for the pivotal Phase 3 clinical trial of TH-302 in combination with gemcitabine for the treatment of previously untreated locally advanced unresectable or metastatic pancreatic cancer, an agreement on an SPA does not guarantee any particular outcome from regulatory review, including any regulatory approval.

We have obtained an agreement with the FDA on an SPA for the 406 trial of TH-302. Merck KGaA has also obtained an agreement with the FDA on an SPA for the MAESTRO trial of TH-302. The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a new drug application, or NDA, and provides a product sponsor with an agreement confirming that the design and size of a trial will be appropriate to form the primary basis of an efficacy claim for an NDA if the trial is performed according to the SPA. Reaching agreement on an SPA is not an indication of approvability. Even if we believe that the data from a clinical trial are supportive, an SPA is not a guarantee of approval, and we cannot be certain that the design of, or data collected from, a trial will be adequate to demonstrate safety and efficacy, or otherwise be sufficient to support regulatory approval. There can be no assurance that the terms of an SPA will ultimately be binding on the FDA, and the FDA is not obligated to approve an NDA, if any, even if the clinical outcome is positive. The FDA retains significant latitude and discretion in interpreting the terms of an SPA and the data and results from a clinical trial, and can require trial design changes or additional studies if issues arise essential to determining safety or efficacy. Data may subsequently become available that cause the FDA to reconsider the previously agreed upon scope of review and the FDA may have subsequent safety or efficacy concerns that override an SPA, and we can give no assurance that as clinical trials proceed or as part of an NDA review process, if any, the FDA will determine that a previously approved SPA is still valid. As a result, we do not know how the FDA will interpret the parties’ respective commitments under the SPA agreements, how it will interpret the data and results from the 406 trial and the MAESTRO trial, or whether TH-302 will receive any regulatory approvals.

Additionally, an SPA may be changed only with written agreement of the FDA and sponsor, and any further changes we or Merck KGaA may propose to our respective protocols will remain subject to the FDA’s approval. The FDA may not agree to any such amendment and, even if they agree, they may request other amendments to the trial design that could require additional cost and time, as well as increase the degree of difficulty in reaching clinical endpoints. As a result, even with an SPA, we cannot be certain that the trial results from the 406 trial or the MAESTRO trial will be found to be adequate to support an efficacy claim and product approval. Therefore, despite the potential benefits of SPA agreements, significant uncertainty remains regarding the clinical development of and regulatory approval process for TH-302 and it is possible that we and Merck KGaA might never receive any regulatory approvals for TH-302.

Preclinical studies and Phase 1 or 2 clinical trials of our product candidates may not predict the results of subsequent human clinical trials.

Preclinical studies, including studies of our product candidates in animal models of disease, may not accurately predict the results of human clinical trials of those product candidates. In particular, promising animal studies suggesting the efficacy of TH-302 for the treatment of different types of cancer may not accurately predict the ability of TH-302 to treat cancer effectively in humans. Likewise preclinical and Phase 1 clinical data that suggest that plasma concentrations of HypoxinTM that are active in tumor xenograft models in mice could be attained in patients may not accurately predict whether a human-equivalent dose can be attained in clinical testing at a safe and effective level. TH-302, HypoxinTM or any other compounds we may develop may be found not to be efficacious in treating cancer, alone or in combination with other agents, when studied in human clinical trials. In addition, we will not be able to commercialize our product candidates until we obtain FDA approval in the United States or approval by comparable regulatory agencies in Europe and other countries. A number of companies in the pharmaceutical industry, including us and those with greater resources and experience than us, have suffered significant setbacks in Phase 3 clinical trials, even after encouraging results in earlier clinical trials.

To satisfy FDA or foreign regulatory approval standards for the commercial sale of our product candidates, we must demonstrate in adequate and controlled clinical trials that our product candidates are safe and effective. Success in early clinical trials, including in Phase 2 clinical trials, does not ensure that later clinical trials will be successful. Initial results from Phase 1 and Phase 2 clinical trials of TH-302 also may not be confirmed by later analysis or in subsequent larger clinical trials, including in the 406 trial and the MAESTRO trial. In particular, the results that achieved the primary endpoint for progression-free survival in the Phase 2b trial of TH-302 in pancreatic cancer may not predict the results of overall survival for patients in the same study or subsequent studies, including in the MAESTRO trial. Likewise, the results in the Phase 1/2 trial of TH-302 in patients with soft tissue sarcoma may not predict the results of overall survival for patients in the same study or subsequent studies, including in the 406 trial. As a result, despite the results reported in earlier clinical trials for TH-302, we do not know whether the ongoing Phase 3 clinical trials or other clinical trials that we or Merck KGaA may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market TH-302. Our and Merck KGaA’s failure to successfully complete clinical trials and obtain regulatory approval for TH-302 would materially and adversely affect our business and our stock price.

We are dependent upon our collaborative relationship with Merck KGaA to further develop, manufacture and commercialize TH-302.

Our success in developing, manufacturing and commercializing TH-302 depends on our relationship with Merck KGaA. On February 3, 2012, we entered into a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, with an option to co-commercialize in the United States. In the United States, we have primary responsibility for development of TH-302 in the soft tissue sarcoma indication. We and Merck KGaA will jointly develop TH-302 in all other cancer indications being pursued. We have rights to co-promote TH-302 in the United States, which we can exercise by giving notice during specified periods, and have the right to co-commercialize TH-302 if certain development or sales milestones are achieved.

We are subject to a number of risks associated with our dependence on our collaborative relationship with Merck KGaA, including:

■	our ability, together with Merck KGaA, to achieve developmental and commercial milestones that will trigger payments to us under the agreement;
■	our ability to fund 30% of the global development expenses of TH-302;
■	we are not able to control any decisions by Merck KGaA regarding the amount and timing of resource expenditures for the development and commercialization of TH-302;
■	Merck KGaA may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial or abandon TH-302, repeat or conduct new clinical trials or require a new formulation of TH-302 for clinical testing;
■	possible disagreements with Merck KGaA as to development plans, clinical trials, regulatory marketing or sales;
■	our need to develop a sales force to co-promote or co-commercialize TH-302 in the United States if we chose to do so, or our reliance on Merck KGaA to promote TH-302 in the United States;
■	our inability to co-promote or co-commercialize TH-302 in any country outside the United States, which makes us solely dependent on Merck KGaA to promote and commercialize TH-302 in foreign countries;

■	if TH-302 is approved for commercial sale and we exercise our co-promotion or co-commercialization rights for TH-302 in the United States, if we do not receive timely and accurate information from Merck KGaA regarding sales activities, expenses and resulting operating profits and losses, our estimates at a given point of time could be incorrect and we could be required to record adjustments in future periods or restate our financial results for prior periods;
■	loss of significant rights if we fail to meet our obligations under the collaboration agreement;
■	Merck KGaA may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;
■	adverse regulatory or legal action against Merck KGaA resulting from failure to meet healthcare industry compliance requirements in the promotion and sale of TH-302, including federal and state reporting requirements;
■	changes in key management personnel at Merck KGaA, including Merck KGaA’s representatives on the joint steering committee or other committees that are administering the agreement;
■	Merck KGaA could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;
■	changes in key management personnel at Merck KGaA, including Merck KGaA’s representatives on the joint steering committee or other committees that are administering the agreement; and
■	possible disagreements with Merck KGaA regarding interpretation or enforcement of the agreement that could result in the delay or termination of the research, development or commercialization of TH-302 or that could result in costly litigation or arbitration that diverts management’s attention and resources.

We have limited ability to direct Merck KGaA in its development of TH-302 and we may be unable to obtain any remedy against Merck KGaA if they fail to do so, or to do so in a manner that we think is inadequate. Merck KGaA may not have sufficient expertise to develop, promote or obtain reimbursement for oncology products in the United States and may fail to devote appropriate resources to this task. Merck KGaA’s development plans may be slower than or different from our plans were, when we were developing TH-302 on our own, leading to changes and delays in development and in the achievement of milestones that would impact payments to us under our agreement with Merck KGaA. In addition, Merck KGaA may establish a sales and marketing infrastructure for TH-302 that is not appropriate for the sales opportunity or establish this infrastructure too early or late in view of the ultimate timing of potential regulatory approvals. We are at risk with respect to the success or failure of Merck KGaA’s development and commercial decisions related to TH-302 as well as the extent to which Merck KGaA succeeds in the execution of its strategy. Merck KGaA’s development of other products may affect its incentives to develop and commercialize TH-302 and cause it to take actions that may be different from those we would take.

Under the terms of the agreement, we and Merck KGaA must agree on the development plan for TH-302. If we and Merck KGaA cannot agree, clinical trial progress could be significantly delayed. Further, we are required to fund 30% of the global development expenses of TH-302; if we cease funding development of TH-302 under the collaboration agreement, then we will be entitled to receive a royalty, but will lose our right to co-commercialize TH-302 and share in profits, which could substantially harm our business, financial condition and prospects.

Merck KGaA has the right to terminate the agreement on 90 days’ prior written notice, or following our uncured material breach. If Merck KGaA terminates the agreement at its election, then we would become responsible for the costs of development and commercialization of TH-302, and there can be no assurance we would be able to fund those costs, or to find another collaborator for the continued development and commercialization of TH-302.

If we are unable to maintain our collaborative relationship with Merck KGaA, we may be unable to continue development, manufacturing and any marketing activities for TH-302 at our own expense. Even if we were able to continue these activities at our expense, this would significantly increase our capital and infrastructure requirements, would necessarily impose delays on our TH-302 development program, may limit the indications we are able to pursue and could prevent us from effectively developing and commercializing TH-302. In turn, this could significantly harm our financial position, adversely affect our stock price and require us to incur all the costs of developing and commercializing TH-302, which are now being largely funded by Merck KGaA. In the future, we may not be able to locate third-party collaborators to develop and market TH-302 and we may lack the capital and resources necessary to develop TH-302 alone. Disputes with Merck KGaA may delay or prevent us from further developing, manufacturing or commercializing TH-302, and could lead to litigation against Merck KGaA, which could be time consuming and expensive.

Delays in our or Merck KGaA’s clinical trials could result in us not achieving anticipated developmental milestones when expected, increased costs and delay our ability to obtain regulatory approval and commercialize our product candidates.

Delays in the progression of our or Merck KGaA’s clinical trials could result in us not meeting previously announced clinical milestones and could materially impact our product development costs and milestone revenue and delay regulatory approval of our product candidates. We do not know whether planned clinical trials will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including:

■	adverse safety events experienced during our clinical trials;
■	a lower than expected frequency of clinical trial events;
■	delays in obtaining clinical materials;
■	slower than expected patient recruitment to participate in clinical trials;
■	delays in reaching agreement on acceptable clinical trial agreement terms with prospective sites or obtaining institutional review board approval;
■	delays in obtaining regulatory approval to commence new trials;
■	changes to clinical trial protocols; and
■	disagreements with Merck KGaA on development plans.

For example, we previously projected that the number of events, or deaths, required for the primary efficacy analysis of the 406 trial may be reached by mid-2015; however, based on projections derived from the recently completed interim analyses of both efficacy and safety data from the 406 trial conducted by the IDMC that suggest that event rates in the 406 trial may be slower than expected, we currently project that the required number of events will be reached in the latter half of 2015, with the primary analysis of overall survival expected to be conducted in the first quarter of 2016. However, because the timing of the primary efficacy analysis of the 406 trial is event-driven, which we do not control, we cannot predict with certainty when the primary efficacy analysis will occur and it is possible that the completion of the 406 trial could again be delayed beyond our expectations.

Delays in clinical trials can also result from difficulties in enrolling patients in our clinical trials, which could increase the costs or affect the timing or outcome of these clinical trials. This is particularly true with respect to diseases with relatively small patient populations. Timely completion of clinical trials depends, in addition to the factors outlined above, on our ability to enroll a sufficient number of patients, which itself is a function of many factors, including:

■	the therapeutic endpoints chosen for evaluation;
■	the eligibility criteria defined in the protocol;

■	the perceived benefit of the investigational drug under study;
■	the size of the patient population required for analysis of the clinical trial’s therapeutic endpoints;
■	our ability to recruit clinical trial investigators and sites with the appropriate competencies and experience;
■	our ability to obtain and maintain patient consents; and
■	competition for patients by clinical trial programs for other treatments.

If we and/or Merck KGaA do not successfully complete our clinical trials on schedule, the price of our common stock may decline.

Our product candidates must undergo rigorous clinical testing, the results of which are uncertain and could substantially delay or prevent us from bringing them to market.

Before we and/or Merck KGaA can obtain regulatory approval for a product candidate, we and/or Merck KGaA must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials of new drug candidates sufficient to obtain regulatory marketing approval are expensive and take years to complete.

We cannot be certain of us or Merck KGaA successfully completing clinical testing within the time frames we have planned or anticipated, or at all. We or Merck KGaA may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us or Merck KGaA from receiving regulatory approval or commercializing our product candidates, including the following:

■	our or Merck KGaA’s clinical trials may produce negative or inconclusive results, and we or Merck KGaA may decide, or regulators may require us and Merck KGaA, to conduct additional clinical and/or preclinical testing or to abandon programs;
■	the results obtained in earlier stage clinical testing may not be indicative of results in future clinical trials;
■	clinical trial results may not meet the level of statistical significance required by the FDA or other regulatory agencies;
■	enrollment in clinical trials for our product candidates may be slower than we anticipate, resulting in significant delays and additional expense;
■	we, Merck KGaA or regulators may suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks; and
■	the effects of our product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use, if approved.

In addition, clinical results are susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse safety events, including patient fatalities that may be attributable to our product candidates during a clinical trial could cause the trial to be terminated or require additional studies. Furthermore, some of our clinical trials are overseen by IDMCs. These independent oversight bodies are comprised of external experts who review the progress of the ongoing clinical trials as well as safety from other trials, and make recommendations concerning a trial’s continuation, modification, or termination based on interim, unblinded data. Any of our ongoing clinical trials overseen by an IDMC may be discontinued or amended in response to recommendations made by responsible IDMCs based on their review of such interim trial results and an IDMC may determine to delay or suspend the trial due to safety or futility findings based on events occurring during a clinical trial. For example, as part of our study protocol for the 406 trial, an IDMC conducted pre-planned interim efficacy and safety analyses of unblinded data for the 406 trial in

September 2014 and recommended that the 406 trial should continue as planned to its natural conclusion. The IDMC also monitors patient safety in the 406 trial on an ongoing basis and if the IDMC at any time determines that data from the 406 trial give rise to safety concerns, the IDMC could recommend that the 406 trial be halted or substantially modified. The recommended termination or modification of any of our or Merck KGaA’s ongoing late-stage clinical trials by an IDMC, including the 406 trial, could materially and adversely impact the future development of TH-302, and our business, prospects, operating results, and financial condition may be materially harmed.

We are subject to significant regulatory approval requirements, which could delay, prevent or limit our ability to market our product candidates.

Our research and development activities, preclinical studies, clinical trials and the anticipated manufacturing and marketing of our product candidates are subject to extensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in Europe and elsewhere. We and Merck KGaA require the approval of the relevant regulatory authorities before we may commence commercial sales of our product candidates in a given market. The regulatory approval process is expensive and time consuming, and the timing of receipt of regulatory approval is difficult to predict. Our product candidates could require a significantly longer time to gain regulatory approval than expected, or may never gain approval. We cannot be certain that, even after expending substantial time and financial resources, we or Merck KGaA will obtain regulatory approval for any of our product candidates. A delay or denial of regulatory approval could delay or prevent our ability to generate product revenues and to achieve profitability.

Changes in regulatory approval policies during the development period of any of our product candidates, changes in, or the enactment of, additional regulations or statutes, or changes in regulatory review practices for a submitted product application may cause a delay in obtaining approval or result in the rejection of an application for regulatory approval. Regulatory approval, if obtained, may be made subject to limitations on the indicated uses for which we may market a product. These limitations could adversely affect our potential product revenues. Regulatory approval may also require costly post-marketing follow-up studies. In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping related to the product will be subject to extensive ongoing regulatory requirements. Furthermore, for any marketed product, its manufacturer and its manufacturing facilities will be subject to continual review and periodic inspections by the FDA or other regulatory authorities. Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, product seizures, operating restrictions and criminal prosecution.

Our product candidates are based on targeting the microenvironment of solid tumors and some hematological malignancies, which currently is an unproven approach to therapeutic intervention.

Our product candidates are designed to target the microenvironment of solid tumors and some hematological malignancies by, in the case of TH-302, harnessing hypoxia for selective toxin activation. We have not, nor to our knowledge has any other company, received regulatory approval for a drug based on this approach. We cannot be certain that our approach will lead to the development of approvable or marketable drugs. Our approach may lead to unintended, or off-target, adverse effects or may lack efficacy or contribution to efficacy in combination with other anti-cancer drugs.

In addition, the FDA or other regulatory agencies may lack experience in evaluating the safety and efficacy of drugs based on these targeting approaches, which could lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our product candidates.

Our product candidates may have undesirable side effects that prevent or delay their regulatory approval or limit their use if approved.

Anti-tumor drugs being developed by us are expected to have undesirable side effects. For example, in clinical trials of TH-302, some patients have exhibited skin and/or mucosal toxicities that have in some cases caused patients to stop or delay therapy. The extent, severity and clinical significance of these or other undesirable side effects may not be apparent initially and may be discovered or become more significant during drug development or even post-approval. These expected side effects or other side effects identified in the course of our or Merck KGaA’s clinical trials or that may otherwise be associated with our product candidates may outweigh the benefits of our product candidates. Side effects may prevent or delay regulatory approval or limit market acceptance if our products are approved. In this regard, our product candidates may prove to have undesirable or unintended side effects or other characteristics adversely affecting their safety, efficacy or cost effectiveness that could prevent or limit their approval for marketing and successful commercial use, or that could delay or prevent the commencement and/or completion of clinical trials for our product candidates.

We have not yet gained sufficient experience with a commercial formulation of TH-302.

The formulation of TH-302 that we and Merck KGaA are using in our clinical trials was recently changed to address issues with a prior formulation that was subject to storage and handling requirements that were not suitable for a commercial product. We developed a new formulation of TH-302 that may be suitable for a commercial product, but additional data will be required to verify this and there can be no assurance that we will be able to do so in a timely manner, if at all. If we are not able to develop a viable commercial formulation of TH-302, then we and/or Merck KGaA may be required to repeat some or all of our respective Phase 3 clinical trials of TH-302, or we and Merck KGaA may need to develop an alternative commercial formulation, either of which could delay, perhaps substantially, our ability to obtain any regulatory approvals of TH-302.

Even though we and Merck KGaA have received orphan drug designation for TH-302, we may not receive orphan drug marketing exclusivity for TH-302. Even if we and/or Merck KGaA obtain orphan drug exclusivity, orphan drug exclusivity would afford us and Merck KGaA limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications.

We and Merck KGaA have received orphan drug designation for TH-302 for the treatment of soft tissue sarcoma and pancreatic cancer in the United States and the European Union, or the EU. Under the Orphan Drug Act in the United States, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is defined by the FDA as a disease or condition that affects fewer than 200,000 individuals in the United States. In the EU, orphan drug designation is provided for a drug that is intended to diagnose, prevent or treat a life-threatening or chronically debilitating condition which affects no more than 5 in 10,000 individuals in the EU (approximately 245,000 individuals) and for which no satisfactory method of diagnosis, prevention or treatment of the condition already exists, or if such method does exist, that the orphan product must be of significant benefit to the patient population over existing products. The company that obtains the first FDA approval for a designated orphan drug indication receives marketing exclusivity for use of that drug for that indication for a period of seven years in the U.S. and 10 years for the EU. The orphan drug designation also allows a waiver or reduction in select regulatory fees. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective, or if the manufacturer is unable to assure sufficient quantity of the drug. Orphan drug designation does not shorten the development or regulatory review time of a drug.

Even if we and Merck KGaA obtain orphan drug exclusivity for TH-302, orphan drug exclusivity may not prevent other market entrants. A different drug, or, under limited circumstances, the same drug may be approved by the FDA for the same orphan indication. The limited circumstances include an inability to supply the drug in sufficient quantities or where a new formulation of the drug has shown superior safety or efficacy. As a result, if TH-302 were approved for soft tissue sarcoma and/or pancreatic cancer, other drugs could still be approved for use in treating the same indications covered by TH-302, which could create a more competitive market for us and/or Merck KGaA.

Moreover, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any orphan drug indication. Although we and Merck KGaA have obtained orphan drug designation, if a competitor obtains regulatory approval for TH-302 for the same indication we are targeting before we do, we would be blocked from obtaining approval for that indication for seven years, unless our product is a new formulation of the drug that has shown superior safety or efficacy, or the competitor is unable to supply sufficient quantities.

Failure to successfully develop and obtain regulatory approval for companion diagnostics could harm our drug development and commercialization strategy.

In March 2013, we announced the acquisition of [18F]-HX4 [flortanidazole (18F)] from Siemens Healthcare. [18F]-HX4 is an investigational radiolabeled hypoxia Positron Emission Tomography tracer developed by Siemens Healthcare Molecular Imaging to potentially identify and quantify the degree of hypoxia in tumors in vivo. [18F]-HX4 could potentially be used as a companion diagnostic to hypoxia-targeted therapeutics based on our drug discovery platform. A companion diagnostic is a test or measurement intended to assist physicians in making treatment decisions for their patients. We initially intend to develop [18F]-HX4 to determine a patient’s tumor hypoxia profile, which may identify patients who will best respond to our hypoxia targeted therapeutics. Companion diagnostics are subject to regulation by the FDA and comparable foreign regulatory authorities as medical devices and require separate regulatory approval prior to commercialization. We may encounter difficulties in developing and obtaining approval for [18F]-HX4, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation, and we may have difficulties gaining market acceptance of the use of [18F]-HX4 in the clinical or medical community. Because [18F]-HX4 is at an early stage of development, we have yet to seek a meeting with the FDA to discuss our potential [18F]-HX4 companion diagnostic development plans, and therefore cannot yet know what the FDA will require in order to obtain regulatory approval of [18F]-HX4. In any event, we may not be able to develop or obtain any regulatory approval or clearance for [18F]-HX4, and we may therefore not realize any return on our investment in [18F]-HX4.

We may not discover and develop additional prodrug product candidates suitable for clinical testing, and we also may not be able to successfully acquire or in-license and develop additional prodrug product candidates or programs, either of which could limit our growth and revenue potential.

We are focused on the design and development of novel cyotoxic prodrug compounds for the treatment of cancer. However, TH-302 is our only product candidate in clinical development and we may be unable to discover and develop additional product candidates suitable for clinical testing. Likewise, our strategy may include acquiring or in-licensing additional product candidates or development programs that build on our expertise and complement our pipeline. Any growth through acquisition or in-licensing will depend upon the availability of suitable product candidates at favorable prices and upon advantageous terms and conditions. Even if appropriate acquisition or in-licensing opportunities are available, we may not have the financial resources necessary to pursue them. In addition, other companies, many of which may have substantially greater financial, marketing and sales resources, compete with us for acquisition or in-licensing opportunities. In addition, we may not be able to realize the anticipated benefits of any acquisition or in-licensing opportunity for a variety of reasons, including the possibility that a product candidate proves not to be safe or effective in later clinical trials or the integration of an acquired or licensed product candidate gives rise to unforeseen difficulties and expenditures. For example, we recently licensed rights to Hypoxin, a clinical-stage investigational compound that we plan to evaluate in a Phase 2 proof-of-concept study in a population of patients with non-small cell lung cancer, subject to the satisfactory completion of planned preclinical translational studies to further evaluate our rationale for proceeding with the planned Phase 2 proof-of-concept study. However, we are in the early stages of our evaluation, and it possible that we may determine not to proceed with the planned Phase 2 proof-of-concept study. Even if we do proceed with the planned Phase 2 proof-of-concept study, HypoxinTM may not be found to be safe or effective in the planned Phase 2 proof-of-concept study or in any other studies that we may conduct, and we may otherwise fail to realize the anticipated benefits of our licensing of this product candidate. In this regard, HypoxinTM was previously being developed in a different patient population than we are targeting and a prior clinical trial evaluating HypoxinTM in that patient population was terminated prematurely due to unacceptable toxicity. While we plan to evaluate HypoxinTM in a patient population that we believe may be responsive to HypoxinTM at doses lower than was targeted in the prior patient population, we cannot assure you that we will be able to determine an appropriate dose that is both safe and effective for the patient population we are targeting. In any event, any growth through development of additional product candidates will depend upon our discovering and/or identifying and obtaining product candidates, our ability to develop those product candidates and the availability of funding to complete the development of, obtain regulatory approval for and commercialize these product candidates. If we are unable to discover or obtain suitable product candidates for development, our growth and revenue potential could be significantly harmed.

Even if we obtain regulatory approval, our marketed drugs will be subject to ongoing regulatory review. If we or Merck KGaA fail to comply with continuing United States and foreign regulations, we or they could lose our approvals to market drugs and our business would be seriously harmed.

Following initial regulatory approval of any drugs we and/or Merck KGaA may develop, we and Merck KGaA will be subject to continuing regulatory review, including review of adverse drug experiences and clinical results that are reported after our drug products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities used to make any of our drug candidates will also be subject to periodic review and inspection by the FDA. If a previously unknown problem or problems with a product or a manufacturing and laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. Manufacturers of our products, if approved, will be subject to ongoing FDA requirements for submission of safety and other post-market information. If such manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

■	issue warning letters;
■	impose civil or criminal penalties;
■	suspend or withdraw our regulatory approval;
■	suspend or terminate any of our ongoing clinical trials;
■	refuse to approve pending applications or supplements to approved applications filed by us;
■	impose restrictions on our operations;
■	close the facilities of our contract manufacturers;
■	seize or detain products or require a product recall, or
■	revise or restrict labeling and promotion.

The FDA and foreign regulatory authorities may impose significant restrictions on the indicated uses and marketing of pharmaceutical products.

Even if we and/or Merck KGaA obtain regulatory approval for TH-302, we and Merck KGaA would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of any product will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of our product candidates, they may require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved for TH-302, if it achieves marketing approval, may include restrictions on use. Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, or the DOJ, the Office of Inspector General of the Department of Health and Human Services, or HHS, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities. In the United States, engaging in impermissible promotion of any approved products for off-label uses could also subject us to false claims litigation under federal and state statutes, which could lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which we promote or distribute any approved products.

These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid and other federal and state healthcare programs. If we do not lawfully promote any approved products, we may become subject to such litigation and, if we are not successful in defending against such actions, those actions could compromise our ability to become profitable.

We do not have a sales force or marketing infrastructure and may not develop an effective one.

Our license and co-development agreement with Merck KGaA gives us the right, under certain circumstances, to co-promote or co-commercialize TH-302. We have no sales experience, as a company. There are risks involved with establishing our own sales and marketing capabilities, as well as entering into arrangements with third parties to perform these services. Developing an internal sales force and function will require substantial expenditures and will be time-consuming, and we may not be able to effectively recruit, train or retain sales personnel. On the other hand, if we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues will be lower than if we market and sell any products that we develop ourselves. We may not be able to effectively sell TH-302, if approved, and if we exercise our rights to do so, which could materially harm our business and our financial condition.

Risks Related to Our Financial Performance and Operations

We have incurred losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future, and our future profitability is uncertain.

We have incurred losses in each year since our inception in 2001, and we expect to incur losses for the foreseeable future. We have devoted, and will continue to devote for the foreseeable future, substantially all of our resources to research and development of our product candidates. For the six months ended June 30, 2014, we had an operating loss of $16.1 million and a net loss of $7.9 million, including $8.1 million in non-cash income related to the change in the fair value of outstanding warrants. Clinical trials and activities associated with discovery research are costly. We do not expect to generate any revenue from the commercial sales of our product candidates in the near term, and we expect to continue to have significant losses for the foreseeable future.

To attain ongoing profitability, we will need to develop products successfully and market and sell them effectively, or rely on other parties, such as Merck KGaA, to do so. We cannot predict when we will achieve ongoing profitability, if at all. We have never generated revenue from the commercial sales of our product candidates, and there is no guarantee that we will be able to do so in the future. If we fail to become profitable, or if we are unable to fund our continuing losses, we would be unable to continue our research and development programs.

Our financial results are likely to fluctuate from period to period, making it difficult to evaluate our stock based on financial performance.

Our quarterly and annual results of operations are likely to fluctuate based on the timing of milestones and payments under our license and co-development agreement with Merck KGaA. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies with no approved pharmaceutical products, and with product candidates that are undergoing clinical development.

We are likely to require substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce or eliminate our drug discovery, product development and commercialization activities.

Developing drugs, conducting clinical trials, and commercializing products is expensive. Our future funding requirements will depend on many factors, including:

■	the achievement of certain milestone events under, and the continued effectiveness of, our collaborative arrangement with Merck KGaA;
■	the extent of product development funding under our collaborative arrangement with Merck KGaA;
■	the terms and timing of any future collaborative, licensing, acquisition or other arrangements that we may establish;
■	the scope, rate of progress and cost of our clinical trials and other research and development activities;
■	the costs and timing of obtaining regulatory approvals;
■	the cost of manufacturing clinical, and establishing commercial, supplies of our product candidates and any products that we may develop;
■	the cost and timing of establishing sales, marketing and distribution capabilities;
■	the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patents and other intellectual property rights;
■	the cost and timing of securing manufacturing capabilities for our clinical product candidates and commercial products, if any; and
■	the costs of lawsuits involving us or our product candidates.

Although 70% of the collaboration expenditures related to development of TH-302 are expected to be funded by Merck KGaA, we expect that we will need to raise additional capital to complete the clinical development of TH-302, to develop our recently licensed HypoxinTM product candidate, and to support new in-house development programs or to in-license or otherwise acquire and develop additional product candidates or programs.

We may seek to raise capital through a variety of sources, including:

■	the public equity market, including pursuant to our at market issuance sales agreement, or the Sales Agreement, with MLV & Co. LLC, or MLV;
■	private equity financing;
■	collaborative arrangements;
■	licensing arrangements; and/or
■	public or private debt.

Our ability to raise additional funds will depend, in part on the outcome of our clinical trials and other clinical and regulatory events, as well as factors related to financial, economic, and market conditions, collaboration or license agreement with others and factors related to financial, economic and market conditions, many of which are beyond our control. In addition, our ability to raise additional capital may be dependent upon our common stock remaining listed on the NASDAQ Capital Market. We cannot be certain that sufficient funds will be available to us when required or on satisfactory terms, if at all. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through additional arrangements that may require us to relinquish rights to certain of our products, technologies or potential markets, any of which could delay or require that we curtail or eliminate some or all of our development programs or otherwise have a material adverse effect on our business, financial condition and results of operations. In addition, we may have to delay, reduce the scope of or eliminate some of our research and development, which could delay the time to market for any of our product candidates, if adequate funds are not available.

If we are unable to secure additional financing on a timely basis or on terms favorable to us, we may be required to cease or reduce certain research and development projects, to sell some or all of our technology or assets or to merge all or a portion of our business with another entity. Insufficient funds may require us to delay, scale back, or eliminate some or all of our activities, and if we are unable to obtain additional funding, there is uncertainty regarding our continued existence.

Our success depends in part on retaining and motivating key personnel and, if we fail to do so, it may be more difficult for us to execute our business strategy. As a small organization we are dependent on key employees and may need to hire additional personnel to execute our business strategy successfully.

Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and scientific staff, particularly our Chief Executive Officer, Dr. Harold E. Selick, and Senior Vice President of Discovery Research, Dr. Mark G. Matteucci. We do not have an employment agreement with Drs. Selick or Matteucci. The loss of the services of Drs. Selick or Matteucci or one or more of our other key employees could delay or have an impact on the successful completion of our clinical trials or the development of additional product candidates.

As of June 30, 2014, we had 58 employees. Our success will depend on our ability to retain and motivate remaining personnel and hire additional qualified personnel when required. Competition for qualified personnel in the biotechnology field is intense. We face competition for personnel from other biotechnology and pharmaceutical companies, universities, public and private research institutions and other organizations. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our retention, motivation and recruitment efforts, we may be unable to execute our business strategy.

Significant disruptions of information technology systems or breaches of data security could adversely affect our business.

Our business is increasingly dependent on critical, complex and interdependent information technology systems, including Internet-based systems, to support business processes as well as internal and external communications. The size and complexity of our computer systems make them potentially vulnerable to breakdown, malicious intrusion and computer viruses that may result in the impairment of production and key business processes.

In addition, our systems are potentially vulnerable to data security breaches — whether by employees or others — that may expose sensitive data to unauthorized persons. Such data security breaches could lead to the loss of trade secrets or other intellectual property, or could lead to the public exposure of personal information (including sensitive personal information) of our employees, clinical trial patients, customers and others. Such disruptions and breaches of security could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change taxable income or taxes may be limited. Our prior and potential future equity offerings and other changes in our stock ownership, some of which are outside of our control, may have resulted or could in the future result in an ownership change. If a limitation were to apply, utilization of a portion of our domestic net operating loss and tax credit carryforwards could be limited in future periods and a portion of the carryforwards could expire before being available to reduce future income tax liabilities.

Our facilities in California are located near an earthquake fault, and an earthquake or other natural disaster or resource shortage could disrupt our operations.

Important documents and records, such as hard copies of our laboratory books and records for our product candidates, are located in our corporate facilities in South San Francisco, California, near active earthquake zones. In the event of a natural disaster, such as an earthquake, drought or flood, or localized extended outages of critical utilities or transportation systems, we do not have a formal business continuity or disaster recovery plan, and could therefore experience a significant business interruption. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Future shortages and conservation measures could disrupt our operations and could result in additional expense. Although we maintain business interruption insurance coverage, the policy specifically excludes coverage for earthquake and flood.

Risks Related to Our Dependence on Third Parties

We rely on third parties to manufacture TH-302 and expect to rely on third parties to manufacture any other product candidates that we may develop. If these parties do not manufacture the active pharmaceutical ingredients or finished drug products of satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, clinical development and commercialization of TH-302 and any other product candidates we may develop could be delayed.

We do not have our own manufacturing capability for the TH-302 active pharmaceutical ingredient, or API, or TH-302 drug product. Under our license and co-development agreement with Merck KGaA, Merck KGaA has exclusive rights to manufacture TH-302 for clinical and commercial use, except that we have the right to obtain clinical supply of TH-302 for clinical trials for United States approval of TH-302 for soft tissue sarcoma and for any other clinical trials for which we are responsible. For these latter cases, we can obtain clinical supply directly from existing or new suppliers. To date, however, we have relied on, and we expect to continue to rely on, a limited number of third-party single-source contract manufacturers and excipient suppliers for the TH-302 API and TH-302 drug product to meet our and Merck KGaA’s clinical supply needs of TH-302. We have no long-term commitments or commercial supply agreements with any of our TH-302 suppliers. Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our ability to develop and commercialize any product candidates on a timely and competitive basis.

We need to have sufficient TH-302 API and drug product manufactured to meet the clinical supply demands for our and Merck KGaA’s clinical trials. While we have developed plans to meet our and Merck KGaA’s clinical supply needs for our ongoing clinical trials of TH-302, we base our estimates for the amount of drug product we will need on assumptions about trial enrollment and trial dose levels. If we are not successful in having sufficient quantities of TH-302 API and drug product manufactured, or if manufacturing is interrupted at our single source contract manufacturers and excipient suppliers for TH-302 API and TH-302 drug product due to regulatory or other reasons, or consume more drug product than anticipated because of a higher than expected trial utilization or have quality issues that limit the utilization of the drug product, we may experience a significant delay in our TH-302 clinical program. In any event, we will need to order additional TH-302 API and drug product and we have in the past experienced delays in the receipt of satisfactory drug product, and any additional delays we may experience in the receipt of satisfactory TH-302 API or drug product could cause significant delays in our clinical trials, which would harm our business. Moreover the need for additional supplies and preparation for registration may require manufacturing process improvements in TH-302 API and drug product. The manufacturing processes improvements for the TH-302 API may require facilities upgrades at our suppliers, which may lead to delays or disruption in supply, or delays in regulatory approval of TH-302. Changes to the formulation of TH-302 for our clinical trials may also require bridging studies to demonstrate the comparability of the new formulation with the old. These studies may delay our clinical trials and may not be successful. If we are not successful in procuring sufficient TH-302 clinical trial material, we may experience a significant delay in our TH-302 clinical program. Finally, we have not engaged any backup or alternative suppliers for parts of our TH-302 supply chain for our clinical trials. If we are required to engage a backup or alternative supplier, the transfer of technical expertise and manufacturing process to the backup or alternative supplier would be difficult, costly and time-consuming and would increase the likelihood of a significant delay or interruption in manufacturing or a shortage of supply of TH-302.

In any event, additional agreements for more supplies of each of our product candidates, including TH-302, will be needed to complete clinical development and/or commercialize them. In this regard, Merck KGaA may need to enter into agreements for additional supplies of TH-302 to commercialize it or develop such capability itself. We cannot be certain that Merck KGaA can do so on favorable terms, if at all. Merck KGaA will need to satisfy all current good manufacturing practice, or cGMP, regulations, including passing specifications. Merck KGaA’s inability to satisfy these requirements could delay our clinical programs and the potential commercialization of TH-302 if approved for commercial sale.

If TH-302 or any of our other product candidates is approved by the FDA or other regulatory agencies for commercial sale, we or Merck KGaA, as applicable, will need to have it manufactured in commercial quantities. It may not be possible to successfully manufacture commercial quantities of TH-302 or increase the manufacturing capacity for TH-302 or any of our other product candidates in a timely or economically feasible manner. Prior to commercial launch of TH-302, we may be required to manufacture additional validation batches, which the FDA and other regulatory agencies must review and approve. If we and/or Merck KGaA are unable to successfully manufacture the additional validation batches or increase the manufacturing capacity for TH-302 or any other product candidates, the regulatory approval or commercial launch of that product candidate may be delayed, or there may be a shortage of supply which could limit sales.

In addition, if the facility or the equipment in the facility that produces our product candidates is significantly damaged or destroyed, or if the facility is located in another country and trade or commerce with or exportation from such country is interrupted or delayed, we may be unable to replace the manufacturing capacity quickly or inexpensively. The inability to obtain manufacturing agreements, the damage or destruction of a facility on which we rely for manufacturing or any other delays in obtaining supply would delay or prevent us from completing our clinical trials and commercializing our current product candidates.

In addition, the TH-302 formulation includes excipients that might be available from a limited number of suppliers. We have not signed long term supply agreements with these excipient suppliers. We or Merck KGaA will need to enter into long term supply agreements to ensure uninterrupted supply of these excipients to continuously manufacture clinical batches or commercial supplies, which we and/or Merck KGaA may be unable to do in a timely or economically feasible manner or at all.

We also expect rely on contract manufacturers or other third parties to produce sufficient quantities of clinical trial product for any other product candidates that we may develop. In this regard, while we have obtained certain quantities of HypoxinTM API and drug product from our licensor, we may determine that such API and drug product is not usable or is otherwise insufficient in order for us to commence or complete our planned Phase 2 proof-of-concept study of HypoxinTM and we may need to obtain sufficient supplies of HypoxinTM API and drug product from contract manufacturers prior to commencing our planned Phase 2 proof-of-concept study, which could delay the commencement or completion of the planned study, could increase our costs and could negatively impact our planned HypoxinTM development program. In any event, in order for us to commence any planned or potential future clinical trials of our product candidates, we need to obtain or have manufactured sufficient quantities of clinical trial product and there can be no assurance that we will be able to obtain sufficient quantities of clinical trial product in a timely manner or at all. Any delay in receiving sufficient supplies of clinical trial product for our planned or potential future studies could negatively impact our development programs.

We have no control over our manufacturers’ and suppliers’ compliance with manufacturing regulations, and their failure to comply could result in an interruption in the supply of our product candidates.

The facilities used by our single source contract manufacturers must undergo an inspection by the FDA for compliance with cGMP regulations, before the respective product candidates can be approved. In the event these facilities do not receive a satisfactory cGMP inspection for the manufacture of our product candidates, we may need to fund additional modifications to our manufacturing process, conduct additional validation studies, or find alternative manufacturing facilities, any of which would result in significant cost to us as well as a delay of up to several years in obtaining approval for such product candidate. In addition, our contract manufacturers, and any alternative contract manufacturer we may utilize, will be subject to ongoing periodic inspection by the FDA and corresponding state and foreign agencies for compliance with cGMP regulations, similar foreign regulations and other regulatory standards. We do not have control over our contract manufacturers’ compliance with these regulations and standards. Any failure by our third-party manufacturers or suppliers to comply with applicable regulations could result in sanctions being imposed on them (including fines, injunctions and civil penalties), failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecution.

We rely on third parties to conduct some of our clinical trials, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

We may use clinical research organizations to assist in conduct of our clinical trials. There are numerous alternative sources to provide these services. However, we may face delays outside of our control if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. This risk is heightened for clinical trials conducted outside of the United States, where it may be more difficult to ensure that clinical trials are conducted in compliance with FDA requirements. Any third-party that we hire to conduct clinical trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If we experience significant delays in the progress of our clinical trials and in our plans to submit NDAs to the FDA, the commercial prospects for product candidates could be harmed and our ability to generate product revenue would be delayed or prevented.

We are dependent on Eleison Pharmaceuticals, Inc. to develop and commercialize glufosfamide

We are dependent upon Eleison Pharmaceuticals, Inc., or Eleison, to whom we exclusively licensed glufosfamide in October 2009, to develop and commercialize glufosfamide. Any profit sharing or other payments to us under the Eleison license depend almost entirely upon the efforts of Eleison, which may not be able to raise sufficient funds to continue clinical development activities with glufosfamide. Even if Eleison is successful at raising sufficient funding, it may not be successful in developing and commercializing glufosfamide. We may also be asked to provide technical assistance related to the development of glufosfamide, which may divert our resources from other activities. If the Eleison license terminates in such a way that glufosfamide reverts to us and we seek alternative arrangements with one or more other parties to develop and commercialize glufosfamide, we may not be able to enter into such an agreement with another suitable third party or third parties on acceptable terms or at all. In such event, since we have no further development plans for glufosfamide, we may not receive any further return on our investment in glufosfamide.

Risks Related to Our Intellectual Property

Hypoxia-targeted prodrug technology is not a platform technology broadly protected by patents, and others may be able to develop competitive drugs using this approach.

Although we have U.S. and foreign issued patents that cover certain hypoxia-targeted prodrugs, including TH-302, we have no issued patents or pending patent applications that would prevent others from taking advantage of hypoxia-targeted prodrug technology generally to discover and develop new therapies for cancer or other diseases. Consequently, our competitors may seek to discover and develop potential therapeutics that operate by mechanisms of action that are the same or similar to the mechanisms of action of our hypoxia-targeted prodrug product candidates.

We are dependent on patents and proprietary technology. If we fail to adequately protect this intellectual property or if we otherwise do not have exclusivity for the marketing of our products, our ability to commercialize products could suffer.

Our commercial success will depend in part on our ability to obtain and maintain patent protection sufficient to prevent others from marketing our product candidates, as well as to defend and enforce these patents against infringement and to operate without infringing the proprietary rights of others. We will only be able to protect our product candidates from unauthorized use by third parties to the extent that valid and enforceable patents cover our product candidates or their manufacture or use or if they are effectively protected by trade secrets. If our patent applications do not result in issued patents, or if our patents are found to be invalid, we will lose the ability to exclude others from making, using or selling the inventions claimed therein. We have a limited number of patents and pending patent applications.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The laws of many countries may not protect intellectual property rights to the same extent as United States laws, and those countries may lack adequate rules and procedures for defending our intellectual property rights. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. We do not know whether any of our patent applications will result in the issuance of any patents and we cannot predict the breadth of claims that may be allowed in our patent applications or in the patent applications we may license from others.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

■	we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents, and we may have to participate in expensive and protracted interference proceedings to determine priority of invention;
■	we might not have been the first to file patent applications for these inventions;
■	others may independently develop identical, similar or alternative product candidates to any of our product candidates;
■	our pending patent applications may not result in issued patents;
■	our issued patents may not provide a basis for commercially viable products or may not provide us with any competitive advantages or may be challenged by third parties;
■	others may design around our patent claims to produce competitive products that fall outside the scope of our patents;
■	we may not develop additional patentable proprietary technologies related to our product candidates; or

■	the patents of others may prevent us from marketing one or more of our product candidates for one or more indications that may be valuable to our business strategy.

Moreover, an issued patent does not guarantee us the right to practice the patented technology or commercialize the patented product. Third parties may have blocking patents that could be used to prevent us from commercializing our patented products and practicing our patented technology. Our issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit our ability to prevent competitors from marketing the same or related product candidates or could limit the length of the term of patent protection of our product candidates. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent. Patent term extensions may not be available for these patents. If we are not able to obtain adequate protection for, or defend, the intellectual property position of TH-302 or any other potential future product candidates, then we may not be able to retain or attract collaborators to partner our development programs, including TH-302. Further, even if we can obtain protection for and defend the intellectual property position of TH-302 or any potential future product candidates, we or any of our potential future collaborators still may not be able to exclude competitors from developing or marketing competing drugs. Should this occur, we, Merck KGaA and potential future collaborators may not generate any revenues or profits from TH-302 or any potential future product candidates or our revenue or profit potential would be significantly diminished.

We rely on trade secrets and other forms of non-patent intellectual property protection. If we are unable to protect our trade secrets, other companies may be able to compete more effectively against us.

We rely on trade secrets to protect certain aspects of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect, especially in the pharmaceutical industry, where much of the information about a product must be made public during the regulatory approval process. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secret information is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to or may not protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are sued for infringing intellectual property rights of third parties or if we are forced to engage in an interference proceeding, it will be costly and time consuming, and an unfavorable outcome in that litigation or interference would have a material adverse effect on our business.

Our ability to commercialize our product candidates depends on our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. Numerous United States and foreign patents and patent applications, which are owned by third parties, exist in the general field of cancer therapies or in fields that otherwise may relate to our product candidates. If we are shown to infringe, we could be enjoined from use or sale of the claimed invention if we are unable to prove that the patent is invalid. In addition, because patent applications can take many years to issue, there may be currently pending patent applications, unknown to us, which may later result in issued patents that our product candidates may infringe, or which may trigger an interference proceeding regarding one of our owned or licensed patents or applications. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe or which may become involved in an interference proceeding.

The biotechnology and pharmaceutical industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. For so long as our product candidates are in clinical trials, we believe our clinical activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our clinical investigational drug product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. While we attempt to ensure that our active clinical investigational drugs and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties’ patents and other proprietary rights, we cannot be certain they do not, and competitors or other parties may assert that we infringe their proprietary rights in any event.

We may be exposed to future litigation based on claims that our product candidates, or the methods we employ to manufacture them, or the uses for which we intend to promote them, infringe the intellectual property rights of others. Our ability to manufacture and commercialize our product candidates may depend on our ability to demonstrate that the manufacturing processes we employ and the use of our product candidates do not infringe third-party patents. If third-party patents were found to cover our product candidates or their use or manufacture, we could be required to pay damages or be enjoined and therefore unable to commercialize our product candidates, unless we obtained a license. A license may not be available to us on acceptable terms, if at all.

Risks Related To Our Industry

If our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited.

Competition in the biotechnology and pharmaceutical industries is intense and continues to increase, particularly in the area of cancer treatment. Most major pharmaceutical companies and many biotechnology companies are aggressively pursuing oncology development programs, including traditional therapies and therapies with novel mechanisms of action. Our cancer product candidates face competition from established biotechnology and pharmaceutical companies and from generic pharmaceutical manufacturers. In particular, if approved for commercial sale for pancreatic cancer, TH-302 would compete with Gemzar®, marketed by Eli Lilly and Company; Tarceva®, marketed by Genentech and Astellas Oncology; Abraxane® marketed by Celgene; and FOLFIRINOX, which is a combination of generic products that are sold individually by many manufacturers. If approved for sale for soft tissue sarcoma, TH-302 could potentially compete with doxorubicin or the combination of doxorubicin and ifosfamide, generic products sold by many manufacturers. There may also be product candidates of which we are not aware at an earlier stage of development that may compete with TH-302 or other product candidates we may develop. In short, each cancer indication for which we are or may be developing product candidates has a number of established medical therapies with which our candidates will compete. Our TH-302 product candidate for targeting the tumor hypoxia is likely to be in highly competitive markets and may eventually compete with other therapies offered by companies who are developing or were developing drugs that target tumor hypoxia.

We also face potential competition from academic institutions, government agencies and private and public research institutions engaged in the discovery and development of drugs and therapies. Many of our competitors have significantly greater financial resources and expertise in research and development, preclinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing, sales and marketing than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical companies.

Our competitors may succeed in developing products that are more effective, have fewer side effects and are safer or more affordable than our product candidates, which would render our product candidates less competitive or noncompetitive. These competitors also compete with us to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials, as well as to acquire technologies and technology licenses complementary to our programs or advantageous to our business. Moreover, competitors that are able to achieve patent protection obtain regulatory approvals and commence commercial sales of their products before we do, and competitors that have already done so, may enjoy a significant competitive advantage.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we would market, sell and distribute our products. As a biotechnology company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. The laws that may affect our ability to operate include:

■	Federal healthcare Anti-Kickback Statute will constrain our marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities, by prohibiting, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
■	Federal civil and criminal false claims laws and civil monetary penalty laws impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;
■	The Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them to have committed a violation;
■	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.;
■	The federal physician sunshine requirements under the Affordable Care Act requires manufacturers of drugs, devices, biologics and medical supplies to report annually to HHS information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and
■	Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state and foreign laws that govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

There is a substantial risk of product liability claims in our business. If we do not obtain sufficient liability insurance, a product liability claim could result in substantial liabilities.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

■	delay or failure to complete our clinical trials;
■	withdrawal of clinical trial participants;
■	decreased demand for our product candidates;
■	injury to our reputation;
■	litigation costs;
■	substantial monetary awards against us; and
■	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing products, product liability claims could result in an FDA investigation of the safety or efficacy of our products, our manufacturing processes and facilities or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications, for which they may be used, or suspension or withdrawal of approval.

We have product liability insurance that covers our clinical trials up to a $5 million annual aggregate limit. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates or any other compound that we may develop. However, insurance coverage is expensive and we may not be able to maintain insurance coverage at a reasonable cost or at all, and the insurance coverage that we obtain may not be adequate to cover potential claims or losses.

Even if we receive regulatory approval to market our product candidates, the market may not be receptive to our product candidates upon their commercial introduction, which would negatively affect our ability to achieve profitability.

Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any approved products will depend on a number of factors, including:

■	the effectiveness of the product;
■	the prevalence and severity of any side effects;
■	potential advantages or disadvantages over alternative treatments;
■	relative convenience and ease of administration;

■	the strength of marketing and distribution support;
■	the price of the product, both in absolute terms and relative to alternative treatments; and
■	sufficient third-party coverage or reimbursement.

If our product candidates receive regulatory approval but do not achieve an adequate level of acceptance by physicians, patients, healthcare payors and the medical community, we may not generate product revenues sufficient to attain profitability.

If third-party payors do not cover or adequately reimburse patients for any of our product candidates, if approved for marketing, we may not be successful in selling them.

Our ability to commercialize any approved products successfully will depend in part on the extent to which coverage and reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. Even if we succeed in bringing one or more products to the market, the amount reimbursed for our products may be insufficient to allow us to compete effectively and could adversely affect our profitability. Coverage and reimbursement by a governmental and other third-party payor may depend upon a number of factors, including a governmental or other third-party payor’s determination that use of a product is:

■	a covered benefit under its health plan;
■	safe, effective and medically necessary;
■	appropriate for the specific patient;
■	cost-effective; and
■	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain coverage and reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the MMA, became law in November 2003 and created a broader prescription drug benefit for Medicare beneficiaries. The MMA also contains provisions intended to reduce or eliminate delays in the introduction of generic drug competition at the end of patent or nonpatent market exclusivity. The impact of the MMA on drug prices and new drug utilization over the next several years is unknown. The MMA also made adjustments to the physician fee schedule and the measure by which prescription drugs are presently paid, changing from Average Wholesale Price to Average Sales Price. The effects of these changes are unknown but may include decreased utilization of new medicines in physician prescribing patterns, and further pressure on drug company sponsors to provide discount programs and reimbursement support programs.

In March 2010, the United States Congress enacted the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the Affordable Care Act, which, among other things, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs and included the following changes to the coverage and payment for drug products under government health care programs:

■	expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;
■	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;
■	extended Medicaid drug rebates, previously due only on fee-for-service utilization, to Medicaid managed care utilization, and created an alternate rebate formula for new formulations of certain existing products that is intended to increase the amount of rebates due on those drugs;
■	expanded the types of entities eligible for the 340B drug discount program that mandates discounts to certain hospitals, community centers and other qualifying providers; and
■	established the Medicare Part D coverage gap discount program by requiring manufacturers to provide a 50% point-of-sale-discount off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare & Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability will be negatively affected.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

Our research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. We are also subject to regulation by the Occupational Safety and Health Administration, or OSHA, the California and federal environmental protection agencies and to regulation under the Toxic Substances Control Act. OSHA or the California or federal environmental protection agencies may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations that could have a material adverse effect on our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations. Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could significantly exceed our insurance coverage.

Risks Related To Our Common Stock

The price of our common stock has been and may continue to be volatile.

The stock markets in general, the markets for biotechnology stocks and, in particular, the stock price of our common stock, have experienced extreme volatility. Price declines in our common stock could result from general market and economic conditions and a variety of other factors, including:

■	adverse results or delays in our or Merck KGaA’s clinical trials of TH-302;
■	announcements of FDA non-approval of our product candidates, or delays in the FDA or other foreign regulatory agency review process;
■	our or Merck KGaA’s failure to meet milestones that would have given rise to payments under our agreement with Merck KGaA;
■	announcements by Merck KGaA related to the development of TH-302 or announcements related to our agreement with Merck KGaA;
■	adverse actions taken by regulatory agencies with respect to our product candidates, clinical trials, manufacturing processes or sales and marketing activities;
■	announcements regarding our research and development of our product candidates, including clinical trial results or delays in any future clinical trials, or announcements regarding the results of or delays in clinical trials of our product candidates, and investor perceptions thereof;
■	announcements of technological innovations, patents or new products by us or our competitors;
■	regulatory developments in the United States and foreign countries;
■	any lawsuit involving us or our product candidates;
■	announcements concerning our competitors, or the biotechnology or pharmaceutical industries in general;
■	developments concerning any strategic alliances or acquisitions we may enter into;
■	actual or anticipated variations in our operating results;
■	changes in recommendations by securities analysts or lack of analyst coverage;

■	deviations in our operating results from the estimates of analysts;
■	sales of our common stock by us, including under our Sales Agreement with MLV;
■	sales of our common stock by our executive officers, directors and significant stockholders or sales of substantial amounts of common stock; and
■	loss of any of our key scientific or management personnel.

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect our business.

If there are large sales of our common stock, the market price of our common stock could drop substantially. In addition, a significant number of shares of our common stock are subject to issuance upon exercise of outstanding options and warrants, which upon such exercise would result in dilution to our security holders.

If we or our existing stockholders sell a large number of shares of our common stock or the public market perceives that we or our existing stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. As of June 30, 2014, we had 59,365,233 outstanding shares of common stock, substantially all of which may be sold in the public market without restriction.

On August 1, 2014, we entered into the Sales Agreement with MLV, under which we may sell shares of our common stock from time to time through MLV, as our agent for the offer and sale of the shares, in an aggregate amount not to exceed $30 million. To the extent that we sell shares of our common stock pursuant to the Sales Agreement with MLV, our stockholders will experience dilution.

In addition, a significant number of shares of our common stock are subject to issuance upon the exercise of outstanding options and warrants. On March 16, 2011, we issued warrants to purchase an aggregate of 5,725,227 shares of our common stock, at an exercise price of $2.46 per share. As of June 30, 2014, warrants to purchase 1,731,444 shares of common stock issued in March 2011 had been exercised. On October 5, 2009, we issued warrants to purchase an aggregate of 7,329,819 shares of our common stock, at an exercise price of $2.23 per share, which exercise price was subsequently reduced to $2.05 per share on March 16, 2011 under the anti-dilution provisions of the warrants as a result of our March 2011 registered offering of common stock and warrants. As of the October 5, 2014 expiration date of the warrants issued in October 2009, all of such warrants had been exercised. In addition, as of June 30, 2014, there were 8,160,863 shares of our common stock issuable upon the exercise of outstanding options having a weighted-average exercise price of $3.69 per share. Although we cannot determine at this time how many of the currently-outstanding options and warrants will ultimately be exercised, the options and warrants will likely be exercised only if the exercise price is below the market price of our common stock. To the extent that options and warrants are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our security holders.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to, and reporting on, the effectiveness of our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

Our certificate of incorporation, our bylaws, our preferred shares rights agreement and Delaware law contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of Delaware law, where we are incorporated, our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

■	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;
■	providing for a classified board of directors with staggered terms;
■	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;
■	eliminating the ability of stockholders to call special meetings of stockholders;
■	prohibiting stockholder action by written consent; and
■	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, in August 2006, our board of directors adopted a preferred shares rights agreement, or the rights plan, the provisions of which could make it more difficult for a potential acquirer to consummate a transaction without the approval of our board of directors. The rights plan could also reduce the price that investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without the rights plan. In addition, the existence of the rights plan itself may deter a potential acquiror from acquiring us. As a result, either by operation of the rights plan or by its potential deterrent effect, mergers and acquisitions of us that our stockholders may consider in their best interests may not occur.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.